As filed with the Securities and Exchange Commission on June 6, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 REGISTRATION STATEMENT
ON FORM S-3
UNDER THE SECURITIES ACT OF 1933

 COMPOSITE TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	59-2025386
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

2026 McGaw Avenue
Irvine, California 92614
(949) 428-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 Benton Wilcoxon
Chairman of the Board and Chief Executive Officer
Composite Technology Corporation
2026 McGaw Avenue
Irvine, California 92614
(949) 428-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

 With a copy to:
Kevin K. Leung, Esq.
Ryan S. Hong, Esq.
Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182

 Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box:  ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

 CALCULATION OF REGISTRATION FEE (1)

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee

Primary Offering Common Stock, par value $0.001 per share, Common Stock Warrants, Units(2)	— (3)	— (4)	$50,000,000(5)	$1,965.00

Secondary Offering Common Stock (6)	3,523,964	$1.11(7)	$3,911,600	$153.73
Total				$2,118.73

(1)	Estimated in accordance with Rule 457(o) solely for the purpose of calculating the registration fee.
(2)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(3)
Includes such indeterminate number of shares of Common Stock, warrants and units as may be issued at indeterminable prices, but with an aggregate initial offering price not to exceed $50,000,000, plus such indeterminate number of shares of Common Stock as may be issued upon exercise of Common Stock Warrants or in exchange for, or registered hereunder.

(4)	Omitted pursuant to General Instruction II.D of Form S-3.
(5)	In U.S. Dollars or the equivalent thereof in one or more foreign currencies or composite currencies.
(6)	Up to 3,523,964 shares of our Common Stock may be sold from time to time pursuant to this Registration Statement by selling stockholders.
(7)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the last sale reported of the common stock on the Over-the-Counter Bulletin Board on June 3, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION AND AMENDMENT
PRELIMINARY PROSPECTUS, JUNE 6, 2008

PROSPECTUS

$50,000,000

Offered by

COMPOSITE TECHNOLOGY CORPORATION

Common Stock,

Common Stock Warrants and Units

3,523,964 Shares of Common Stock

Offered by Selling Stockholders

We may offer, from time to time, in amounts, at prices and on terms that we will determine at the time of offering, these common stock, common stock warrants and units with an aggregate public offering price of up to $50,000,000. We will provide the specific terms of these securities in supplements to this prospectus. For information on the general terms of these securities, see “Description of Common Stock,” “Description of Common Stock Warrants,” or “Description of Units.” You should read this prospectus and the applicable supplements carefully before you invest.

In addition, from time to time, this prospectus may also be used by selling stockholders to sell shares up to 3,523,964 shares of our common stock. The selling stockholders are identified on page 33 We will not receive any proceeds from sales of shares of our common stock by such selling stockholders.

Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “CPTC.” The applicable prospectus supplement will contain information, where applicable, as to any other listing on any securities exchange of the securities covered by that prospectus supplement. Our principal executive offices are located at 2026 McGaw Avenue, Irvine, California 92614, and our telephone number at that address is (949) 428-8500.

We may offer these securities directly to investors, through agents, underwriters or dealers. See “Plan of Distribution.” Each prospectus supplement will provide the terms of the plan of distribution relating to each such series of securities.

This investment involves risks. See the “Risk Factors” section beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated June 6, 2008.

SUMMARY

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration, or continuous offering process. Under this shelf registration process, we may, from time to time, over approximately the next two years, issue and sell any combination of common stock, or common stock warrants, either separately or in units, in one or more offerings up to a total dollar amount of $50,000,000. In addition, up to 3,523,964 shares of our common stock may be sold from time to time in one or more offerings by the selling stockholders identified on page 31. We will not receive any proceeds from sales of common stock by the selling stockholders.

This prospectus provides you with a general description of those securities that we may offer. Each time we sell any securities described in this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering we have approved. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” on page 34 of this prospectus.

This prospectus, and any prospectus supplements issued in relation to it, contain trademarks of Composite Technology Corporation and its affiliates, and may contain trademarks, tradenames and service marks of other parties. Unless we indicate otherwise, the terms “CTC,” “we,” “our,” and “us,” as used in this prospectus refers to Composite Technology Corporation and its subsidiaries as a combined entity, except where it is made clear that the term only means the parent company. Information contained on our internet sites is not a part of this prospectus or any prospectus supplement issued subsequently.

RISK FACTORS

An investment in the securities offered under this prospectus involves a high degree of risk. In addition to the other information in this prospectus and the documents incorporated by reference in this prospectus, the following risk factors should be considered carefully in evaluating our company and our business. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of CTC. Do not place undue reliance on the forward-looking statements in this document, which are only predictions and speak only as of the date on the cover of this prospectus. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this prospectus, including the matters set forth below and in our other SEC filings which are incorporated in this prospectus by reference. These risks and uncertainties could cause our actual results to differ materially from those indicated in the forward-looking statements. We undertake no obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments, except as required by law.

Risks Related To Our Company

WE EXPECT FUTURE LOSSES AND OUR FUTURE PROFITABILITY IS UNCERTAIN.

Prior to acquiring Transmission Technology Corporation, or TTC, in November 2001, we were a shell corporation having no operating history, revenues from operations, or assets since December 31, 1989. We have recorded approximately $42 million in ACCC product sales since inception and we have $37 million in Turbine and related services revenues since the acquisition of DeWind on July 3, 2006. Historically, we have incurred substantial losses and we may experience significant quarterly and annual losses for the foreseeable future. We may never become profitable. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. We expect the need to significantly increase our product development and product prototype and equipment prototype production expenses, as necessary. As a result, we will need to generate significant revenues and earnings to achieve and maintain profitability.

WE HAVE A SIGNIFICANT PORTION OF OUR CURRENT REVENUES AND ORDER BOOKINGS WITH A SMALL NUMBER OF CUSTOMERS.

For both our cable and turbine business units, revenues recognized over the past two fiscal quarters and order bookings received to date are concentrated with a very small number of customers, primarily our Cable customer in China, a Cable customer in Poland, and for turbine related contracts, orders to our Chinese licensees, Czech customer, and a customer in Argentina. The loss of one or more of our customers or material changes to the contracts with or payment terms of these customers may result in a significant business interruption through reduced revenues, reduced cash flows, delays in revenues or cash flows and such delays or reductions could have a material impact on the future revenue growth and profitability of the Company.

OUR INDEPENDENT AUDITORS HAVE ISSUED A QUALIFIED REPORT AS OF AND FOR THE YEAR ENDED SEPTEMBER 30, 2007 WITH RESPECT TO OUR ABILITY TO CONTINUE AS A GOING CONCERN, AND WE MAY NEVER ACHIEVE PROFITABILITY.

Since inception, our accountants have issued a report relating to our audited financial statements which contains a qualification with respect to our ability to continue as a going concern because, among other things, our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future or to obtain the necessary financing to meet our obligations and repay our liabilities from normal business operations when they come due. There is no guarantee that the products will be accepted or provide a marketable advantage, and therefore, no guarantee that the commercialization will ever be profitable. For the six months ended March 31, 2008 we had a net loss $17,330,617 and negative cash flows from continuing operations of $18,747,050. For the year ended September 30, 2007, we had a net loss of $44,483,482 and negative cash flows from operations of $21,839,550. For the fiscal year ended September 30, 2006, we had a net loss of $28,523,192 and negative cash flows from operations of $6,263,703. For the fiscal year ended September 30, 2005, we had a net loss of $40,163,407 and negative cash flows from operations of $12,449,211.

BECAUSE WE ARE IN AN EARLY STAGE OF COMMERCIALIZATION, OUR LIMITED HISTORY OF CABLE OPERATIONS AND OUR EARLY STAGE OF COMMERCIALIZATION FOR OUR NEW WIND PRODUCTS MAKES EVALUATION OF OUR BUSINESS AND FUTURE GROWTH PROSPECTS DIFFICULT.

Since our reorganization in 2001, we have had a limited operating history and are at an early stage of commercialization of a new technology product to a market reluctant to accept new technologies. We made our ACCC available and entered into our first commercial agreement in 2003. We recently acquired our wind energy division in July 2006.

Our electric cable conductor technology is a relatively new advance for the electrical utility industry technology and has not yet achieved widespread adoption. Our wind turbine technology for our next generation of wind turbines is commercially unproven and has not achieved commercial adoption. We do not have enough experience in selling our products at a level consistent with broad market acceptance and do not know whether we can do so and generate a profit. As a result of these factors, it is difficult to evaluate our prospects, and our future success is more uncertain than if we had a longer or more proven history of operations.

IF OUR CONDUCTOR AND TURBINE PRODUCTS ARE NOT ACCEPTED BY OUR POTENTIAL CUSTOMERS, IT IS UNLIKELY THAT WE WILL EVER BECOME PROFITABLE.

The electrical utility industry has historically used a variety of technologies which have been proven over time to be reliable. Compared to these conventional technologies, our technology is relatively new and unproven, and the number of companies using our technology is limited. The commercial success of our conductor product will depend upon the widespread adoption of our technology as a preferred method by major utility companies to transmit electricity and the commercial success of our turbine products will depend on our ability to convince wind farm operators that our new turbine design will result in a reliable and efficient wind turbine. In order to be successful, our products must meet the technical and cost requirements for electric generation and transmission within the electric utility industry. Market acceptance will depend on many factors, including:

(i) the willingness and ability of customers to adopt new technologies;

(ii) our ability to convince prospective strategic relationships and customers that our technology is an attractive alternative to conventional methods used by the electric utility industry;

(iii) our ability to convince operators and designers of wind farms to use our wind energy turbines that incorporate our WinDrive® power train solution;

(iv) our ability to change our customers' evaluation of the economics of power line construction, changing their focus on limiting initial capital costs to evaluating the cost and benefit of the full life of a line liberating capital funding to acquire our products that can overall reduce costs in power transmission; and

(v) our ability to sell sufficient quantities of our products.

Because of these and other factors, our products may not gain market acceptance or become the industry standard for the electrical utility industry. The failure of utility companies to purchase our products would have a material adverse effect on our business, results of operations and financial condition.

OUR NEW DEWIND D8.2 MODEL HAS NOT BEEN SUCCESSFULLY OPERATED IN REAL WORLD WIND GENERATION APPLICATIONS IN ALL OF OUR POTENTIAL MARKETS. THE WINDRIVE TM DRIVETRAIN IS UNPROVEN IN FULLY COMMERCIAL WIND GENERATION APPLICATIONS.

The DeWind D8.2 model incorporates the Voith WinDrive® component as a key modification to our existing turbine technology. However, we have not successfully completed the tests required to obtain certification to utilize this technology in wind generation applications in 60 Hertz, the frequency used in the United States and other key growth markets. Certification involves erecting the turbine on a test location site and conducting and evaluating the results of tests under real world conditions. If the certification is not obtained, is delayed due to product performance issues or regulatory concerns, we may be required to perform additional re-engineering or redesign work resulting in additional product delays. Such delays may require additional investment in product development. If we are not certified in a timely manner, our current and potential customers may cancel their orders and require the refund of any advance payments they may have made. Finally, any business decisions made based on the assumption of cash flows from these turbines will have to be re-evaluated, our forecasted revenues forecast may not be attained, additional costs may be incurred, and our business may be significantly impacted.

WE ARE INVOLVED IN LITIGATION WITH FKI PLC RELATED TO THE STRUCTURE OF THE CAPITAL ACCOUNTS OF SEVERAL OF THE GERMAN AND UK SUBSIDIARIES OF THE COMPANY WHICH MAY FORCE THESE SUBSIDIARIES INTO TECHNICAL INSOLVENCY.

We have filed suit with FKI, plc, a prior owner of DeWind and has claimed that FKI improperly repaid loans made between DeWind and FKI prior to the acquisition of DeWind by EU Energy in 2005 and seeks to recover the funds. FKI has filed suit against certain of the UK subsidiaries for reimbursement of bond guarantees claimed by DeWind customers in 2005 and has successfully obtained judgments against these UK subsidiaries for 2.2 million Euros. If the Company defaults on these payments, if the Company does not successfully prevail on the claim of the improper loan repayments, and if the CTC parent does not elect to support the subsidiaries through capital infusions, certain of the UK and German subsidiaries may be forced into technical insolvency under German and UK corporate law. In this event, certain key assets of the Company may be at risk primarily the D8.2 50 hertz prototype, certain portions of the acquired intellectual property and rights to payments under our turbine licensing agreements with our turbine partners in China. The Company has recorded a liability for the 2.2 million Euros but has not recorded a receivable for the funds claimed to be owed by FKI.

ALTHOUGH OUR DEWIND SUBSIDIARY HAS SUCCESSFULLY PRODUCED WIND TURBINES IN THE PAST, DEWIND HAS NOT PRODUCED A TURBINE COMMERCIALLY FOR OVER A YEAR AND HAS LIMITED OPERATIONAL PRODUCTION CAPABILITY.

As a result of strategic management decisions and direct marketing efforts related to our new D8.2 turbines, DeWind has not produced wind turbines at commercially viable levels since 2005 and the first commercial shipments of wind turbines occurred in late calendar year 2007. This lack of production experience and know-how may result in additional costs or delays when commercial production is resumed. We are currently evaluating our commercial production options including the use of contract facilities at various locations around the world. We have limited experience contracting out for such facilities which may involve additional expenditures or product issues including inadequate product quality or product shipment delays. We may also not adequately transition the required production knowledge resulting in additional costs or delays until such time as the contractor solutions are sufficiently efficient, or if quality is not sufficiently high for our turbine products.

OUR DEWIND PRODUCTS UTILIZE TECHNOLOGY AND INTELLECTUAL PROPERTY OWNED BY OTHER ENTITIES AND WE MAY BE REQUIRED TO LICENSE THIS TECHNOLOGY OR BE PREVENTED FROM SELLING OUR PRODUCTS BY OTHERS.

For our legacy turbine installations and our D6 and D8 commercial turbine models, we are subject to the licensing requirements of General Electric Corporation, and potentially others, for the conversion of rotational power into usable electricity and for connection of the turbine to the power grid. In addition, General Electric has prohibited the sale of certain of our turbines that utilize their technology into territories such as the United States and Canada and requires us to pay a royalty on turbines using their technology in other territories. In the future, we may be subject to additional restrictions on or license fees payable for our turbines which may negatively impact our business. Further, other wind energy manufacturers, including without limitation, General Electric, may file intellectual property infringement claims on our new turbines, file injunctions against their sale or delivery, or attempt to impose additional licensing requirements which, even if adjudicated in our favor, may result in the delay of payments or deliveries which could significantly impact our business.

OUR WIND TURBINES HAVE VERY LONG SALES AND PRODUCTION CYCLES AND OUR TURBINES ARE TYPICALLY FINANCED BY BANKS AND OTHER LENDING INSTITUTIONS. OUR BUSINESS COULD BE ADVERSELY AFFECTED FOR GLOBAL CHANGES TO THE WORLD WIND ENERGY, REGULATORY, OR WORLD FINANCIAL MARKETS.

Our wind turbines require the sourcing of turbine parts as much as eight months in advance of production and the cycle from turbine sale to commissioning in the field is typically a twelve to eighteen month cycle. Our turbines are sold under long term contracts that typically require financing from banks and other lending institutions. These institutions often have a worldwide presence and may be subject to international risks which may limit their ability to issue additional financing. The geographical market for our turbines is limited to those locations where sufficient, reliable wind speeds exist to make a wind turbine farm an economically viable endeavor. Such locations may cross political boundaries including national, state/province, or local government involving a variety of regulations and regulatory oversight. While we are currently focusing our near term efforts in geographies with stable governments, future growth will depend on sales into less stable governments where it may be difficult to obtain the necessary financing or regulatory approvals. Our future business may be negatively impacted by the geo-political uncertainties inherent in current sales prospects such as Eastern Europe, South America, and Asia.

WE HAVE SUBSTANTIAL EXPOSURE TO EXCHANGE RATE RISK AS WE PURCHASE A SUBSTANTIAL QUANTITY AND VALUE OF TURBINE PARTS FROM EUROPEAN BASED SUPPLIERS AND WE HAVE SIGNIFICANT LIABILITIES DENOMINATED IN FOREIGN CURRENCIES.

Over the past 18 months, the US Dollar has significantly weakened against foreign currencies, notably the Euro. When the Company purchased the DeWind subsidiary in July, 2006, the Dollar to Euro exchange rate was approximately $1.29 to the Euro. As of March 31, 2008 the exchange rate was $1.58 to the Euro for a 22.5% decline in the dollar from July 3, 2006 to March 31, 2008. We currently do not hedge our foreign currency risk.

We currently purchase significantly all of our turbine components and parts from overseas suppliers, primarily in Europe and a significant percentage of our parts are payable in Euros. We have contractual commitments with certain key suppliers that call for payment denominated in the Euro. We also have contractual commitments under past warranties that call for payments in Euros. To the extent that the Dollar to Euro exchange rates change significantly, any such change could have a material impact on the operations and financial results of the company.

OUR INABILITY TO RAISE ADDITIONAL WORKING CAPITAL AT ALL OR TO RAISE IT IN A TIMELY MANNER COULD NEGATIVELY IMPACT OUR ABILITY TO FUND OUR OPERATIONS, TO GENERATE REVENUES, AND TO OTHERWISE EXECUTE OUR BUSINESS PLAN, LEADING TO THE REDUCTION OR SUSPENSION OF OUR OPERATIONS AND ULTIMATELY LIQUIDATION OF OUR BUSINESS.

While we have raised significant capital in the past through our debt offerings and private equity placements, we anticipate that the sales of our ACCC conductor and DeWind turbines may not be sufficient enough to sustain our operations, and further anticipate that we will continue to incur net losses due to our costs exceeding our revenues for an indefinite period of time. For these reasons, we believe that we may need to raise additional capital until such time, if any, as we become cash-flow positive. It is likely that we will continue to seek to raise money through public or private sales of our securities, debt financing or short-term loans, corporate collaborations or a combination of the foregoing. Our ability to raise additional funds in the public or private markets will be adversely affected if the results of our business operations are not favorable, if any products developed are not well-received or if our stock price or trading volume is low. Moreover, additional funding may not be available on favorable terms to us, or at all. To the extent that money is raised through the sale of our securities, the issuance of those securities could result in dilution to our existing shareholders. If we raise money through debt financing, we may be required to secure the financing with all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, we may not be able to complete the commercialization of any products that we may have developed. As a result, we may be required to discontinue our operations without obtaining any value for our products under development, which could eliminate shareholder equity, or we could be forced to relinquish rights to some or all of our products in return for an amount substantially less than we expended to develop such products.

IF WE FAIL TO PROPERLY MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

The transition from a small company focused on research and development of our products to a company with the additional focus on commercial production, marketing, and sales has placed and will continue to place a significant strain on our managerial, operational, and financial resources. The failure to manage our sales and growth effectively could have a material adverse effect on our business, results of operations and financial condition. Significant additional growth will be necessary for us to achieve our plan of operation.

WE MUST PROTECT OUR PROPRIETARY RIGHTS TO PREVENT THIRD PARTIES FROM USING OUR TECHNOLOGY OR VERY SIMILAR TECHNOLOGY; PROPRIETARY RIGHTS LITIGATION COULD BE TIME-CONSUMING AND EXPENSIVE.

Failure to adequately protect our proprietary rights could enable third parties to use our technology, or very similar technology, and could reduce our ability to compete in the market, and any proprietary rights litigation could be time consuming and expensive to prosecute and defend. Due to the importance of proprietary technology in the electrical utility and wind energy industries, establishment of patents and other proprietary rights is important to our success and our competitive position. Performance in the electrical utility and wind energy industries can depend, among other factors, on patent protection. Accordingly, we have filed patent applications in the U.S. and internationally for all aspects of our composite materials, conductor and wind energy turbine products and processes, including aspects of our product other than the conductor core, and intend to devote substantial resources to the establishment and protection of patents and other proprietary rights. Despite our efforts to establish and protect our patents or other proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of establishing and protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around our patents or our other proprietary rights. As a result, our business involves a risk of overlap with third party patents and subsequent litigation with competitors or patent-holders. Any claims, with or without merit, could be time-consuming, result in costly litigation, or cause us to enter into licensing agreements.

WE OCCASIONALLY MAY BECOME SUBJECT TO LEGAL DISPUTES THAT COULD HARM OUR BUSINESS.

We have from time to time become engaged in, legal disputes such as claims by consultants or other third parties. These disputes could result in monetary damages or other remedies that could adversely impact our financial position or operations. We believe these claims are without merit and intend to vigorously defend against them. However, even if we prevail in disputes such as this, the defense of these disputes will be expensive and time-consuming and may distract our management from operating our business.

WE DEPEND ON KEY PERSONNEL IN A COMPETITIVE MARKET FOR SKILLED EMPLOYEES AND FAILURE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES COULD SUBSTANTIALLY HARM OUR BUSINESS.

We rely to a substantial extent on the management, marketing and product development skills of our key employees, particularly Benton H Wilcoxon, our Chief Executive Officer, Marv Sepe, our Chief Operating Officer and D.J. Carney, our Chief Financial Officer. If Messrs. Wilcoxon, Sepe, or Carney were unable to provide services to us for whatever reason, our business would be adversely affected. Neither Mr. Wilcoxon, Mr. Sepe, nor Mr. Carney has entered into an employment agreement with the Company. In addition, our ability to develop and market our products and to achieve profitability will depend on our ability to attract and retain highly talented personnel. We face intense competition for personnel from other companies in the electrical utility industry. The loss of the services of our key personnel or the inability to attract and retain the additional, highly-talented employees required for the development and commercialization of our products, may significantly delay or prevent the achievement of product development and could have a material adverse effect on us.

A FAILURE TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH STRATEGIC SUPPLIERS, CONTRACTORS, AND LICENSEES MAY HARM OUR BUSINESS.

Our success is dependent upon establishing and maintaining relationships with strategic contractors, suppliers and licensees, such as our relationships with General Cable, Lamifil, Midal, and Jiangsu as our conductor wrapping licensees with TECO as our wind turbine assembly contractor and with Voith as our WinDrive® torque converter supplier. We face numerous risks in successfully obtaining suitable strategic relationships on terms consistent with our business model, including, among others:

(i) we must typically undergo a lengthy and expensive process of building a relationship with a potential strategic supplier or licensee before there is any assurance of an agreement with such party;

(ii) we must persuade conductor manufacturers with significant resources to rely on us for critical technology on an ongoing and continuous basis rather than trying to develop similar technology internally;

(iii) we must persuade potential contractors and suppliers to bear retooling costs associated with producing our products; and

(iv) we must successfully transfer technical know-how to our suppliers, contractors, and licensees.

Moreover, the success of our business model also depends on the acceptance of our products by the utility companies who have historically been conservative in their adoption of new products and technologies into their infrastructure. Further, our strategic licensees will be selling our products that may compete with their existing or future conductor products. Our licensees are not required to sell our products and they are not prohibited from discounting the prices of their products below our prices.

Our business could be seriously harmed if: (i) we cannot obtain suitable strategic suppliers, contractors, and licensees; (ii) our cable licensees fail to achieve significant sales of ACCC conductor or products incorporating our technology; (iii) we fail to successfully transfer the supply chain management and knowledge transfer to our TECO turbine assembly contractor, (iv) we fail to maintain our relationship with Voith for our WinDrive® supply, or (v) we otherwise fail to implement our business strategy successfully.

WE CANNOT CONTROL THE COST OF OUR RAW MATERIALS, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

Our principal ACCC conductor raw materials are glass and carbon fibers, plus various polymer resins and aluminum. Our wind turbine products use industrial metals such as steel and aluminum along with carbon fiber. The prices for these raw materials are subject to market forces largely beyond our control, including energy costs, organic chemical feed stocks, market demand, and freight costs. The prices for these raw materials have varied significantly and may vary significantly in the future. We may not be able to adjust our product prices, especially in the short-term, to recover the costs of increases in these raw materials. Our future profitability may be adversely affected to the extent we are unable to pass on higher raw material and energy costs to our customers.

INTERRUPTIONS OF OUR KEY SUPPLIES MAY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL PERFORMANCE.

Certain turbine components including high quality bearings used in our gearboxes and the Voith torque converter are produced by a few suppliers worldwide and are subject to delivery allocation. Interruptions or shortages of supplies from our key suppliers of raw materials or turbine parts suppliers could disrupt production or impact our ability to increase production and sales. We use a limited number of sources for most of the other raw materials and turbine parts. We do not have long-term or volume purchase agreements with most of our suppliers, and may have limited options in the short-term for alternative supply if these suppliers fail, for any reason, including their business failure or financial difficulties, to continue the supply of materials or components. Moreover, identifying and accessing alternative sources may increase our costs, extend the advance purchase time prior to delivery, or both.

WE ARE CONTROLLED BY A SMALL NUMBER OF SHAREHOLDERS, WHOSE INTERESTS MAY DIFFER FROM OTHER SHAREHOLDERS.

As of May 31, 2008, Benton H Wilcoxon, our Chairman of the Board and Chief Executive Officer, and Michael Porter, former CTC President and former majority shareholder of EU Energy in the aggregate beneficially own or control approximately 12% of the outstanding common stock. As a result, these persons have controlling influence in determining the outcome of any corporate matters submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. They also have the power to prevent or cause a change in control. The interests of these shareholders may differ from the interests of the other shareholders, and may limit the ability of other shareholders to affect our management and affairs.

WE HAVE AND WILL LIKELY CONTINUE TO EXPERIENCE CUSTOMER CONCENTRATION, WHICH MAY EXPOSE US TO ALL OF THE RISKS FACED BY OUR POTENTIAL MATERIAL CUSTOMERS.

For our cable business segment, for the year ended September 30, 2007 one customer in China represented approximately 76% of our recorded revenues and one customer represented 18% of our recorded cable business. The customer in China is expected to represent in excess of 50% of our cable revenue for the next two fiscal quarters.

For our turbine business segment, three customers in Europe amounted to 27%, 13%, and 13% of 2007 revenues and two customers in China amounted to 16% and 14% of 2007 revenues. We announced in March, 2007 that we had signed a contract with one customer representing an approximate $40 million order for delivery in fiscal 2008. In June, 2007 we announced the due to non-payment of the required progress payments that this contract was declared in default by the Company. In January, 2007 we announced an order from one turbine customer in Europe representing approximately 35% of our September 30, 2007 backlog and between June and August, 2007 we announced orders from one turbine customer in South America that represents approximately 40% of our September, 2007 backlog.

Until and unless we secure multiple customer relationships, it is likely that we will experience periods during which we will be highly dependent on one or a limited number of customers. Dependence on a single or a few customers will make it difficult to satisfactorily negotiate attractive prices for our products and will expose us to the risk of substantial losses if a single dominant customer stops conducting business with us. Moreover, to the extent that we may be dependent on any single customer, we could be subject to the risks faced by that customer to the extent that such risks impede the customer's ability to stay in business and make timely payments to us.

OUR BUSINESS MAY BE SUBJECT TO INTERNATIONAL RISKS.

We are pursuing international business opportunities, including in Europe, India, China, Mexico, Brazil, the Middle East, certain far eastern countries and Africa. As to international business in the Middle East, our current target markets include Saudi Arabia, Qatar, United Arab Emirates, Oman, Bahrain, Libya, and Jordan. In Africa we are actively pursuing South Africa and Kenya as well as engaging in discussions with engineering companies that bid on trans-African projects. There are no special additional risks related to these countries that are not disclosed in the list of risks affecting most international business. To date, except for our manufacturing arrangement in Bahrain, we have not engaged in any transactions on these countries. Our wind segment has historically operated only in Western Europe, primarily Germany and Austria prior to 2007 when we began to expand our production to the United States. Our Cable business model has been implemented in the United States, Canada, Europe, Bahrain, and China. We produce the ACCC core in the United States for delivery to our wrapping partners under manufacturing and distribution agreements for ACCC deliveries made to date in the United States and China. Expansion internationally will depend on our adaptation of this model to other international markets and may be costly and time consuming. Risks inherent in international operations in general include:

(i) unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers;

(ii) challenges in staffing and managing foreign operations;

(iii) differences in technology standards, employment laws and business practices;

(iv) longer payment cycles and problems in collecting accounts receivable;

(v) political instability;

(vi) changes in currency exchange rates;

(vii) currency exchange controls; and

(viii) potentially adverse tax consequences.

In particular, certain of our target markets in the Middle East include Iraq and Afghanistan in which there is considerable violent instability that may affect our ability to operate in those markets.

COMPLIANCE WITH ENVIRONMENTAL REGULATIONS COULD INCREASE OUR OPERATING COSTS, WHICH WOULD ADVERSELY AFFECT THE COMMERCIALIZATION OF OUR TECHNOLOGY.

Our intended operations are subject to various federal, state, and local laws and regulations relating to the protection of the environment. These environmental laws and regulations, which have become increasingly stringent, are implemented principally by the Environmental Protection Agency and comparable state and foreign agencies, and govern the management of hazardous wastes, the discharge of pollutants into the air and into surface and underground waters, and the manufacture and disposal of certain substances. There are no material environmental claims currently pending or, to our knowledge, threatened against us. In addition, we believe our planned operations will be implemented in compliance with the current laws and regulations. We estimate that any expenses incurred in maintaining compliance with current laws and regulations will not have a material effect on our earnings or capital expenditures. However, there can be no assurance that current regulatory requirements will not change, that currently unforeseen environmental incidents will not occur, or that past non-compliance with environmental laws will not be discovered.

CHANGES IN INDUSTRY STANDARDS AND REGULATORY REQUIREMENTS MAY ADVERSELY AFFECT OUR BUSINESS.

As a manufacturer and distributor of wire and conductor products we are subject to a number of industry standard-setting authorities, such as the Institute of Electrical and Electronic Engineers, the Europe based International Council on Large Electric Systems, the American Society of Testing and Materials and the Canadian Standards Association. In addition, many of our products may become subject to the requirements of federal, state and local or foreign regulatory authorities. Changes in the standards and requirements imposed by such authorities could have a material adverse effect on us. In the event we are unable to meet any such standards when adopted our business could be adversely affected. In addition, changes in the legislative environment could affect the growth and other aspects of important markets served by us. While certain legislative bills and regulatory rulings are pending in the energy and telecommunications sectors which could improve our markets, any delay or failure to pass such legislation and regulatory rulings could adversely affect our opportunities and anticipated prospects may not arise. It is not possible at this time to predict the impact that any such legislation or regulation or failure to enact any such legislation or regulation, or other changes in laws or industry standards that may be adopted in the future, could have on our financial results, cash flows or financial position.

Our turbines are subject to regulatory approval and certification as described above. Our turbine customers also often rely upon tax credits as incentives to build wind turbine farms. These tax credits may lapse or expire prior to the installation of turbines or delays in shipments of turbines as the result of production issues. This may result in the loss of such credits to the developer In the United States and elsewhere around the world; provided that, there are alternative energy tax credits and tax advantages that have been enacted that are designed to promote the building of renewable and alternative energy including wind turbine farms. These tax credits may be significant enough to swing the difference as to whether a wind farm is economically feasible or not. Currently in the US, such tax credits are set to expire at the end of 2008. While we believe that the credits will be extended in substantially the same form as today, changes to the tax law structure may result in the reduction or elimination of these tax credits.

WE EXPERIENCE COMPETITION FROM OTHER COMPANIES, WHICH COULD RENDER OUR PRODUCTS OBSOLETE OR SUBSTANTIALLY LIMIT THE VOLUME OF PRODUCTS THAT WE SELL. THIS WOULD LIMIT OUR ABILITY TO COMPETE AND ACHIEVE PROFITABILITY.

The markets in which we offer our products are competitive. Our conductor competitors include makers of traditional bare overhead wire and other companies with developmental-stage products that may be marketing or developing products that compete with our products or would compete with them if developed. Our wind competitors include several established and much better capitalized companies such as General Electric and Vestas who could exert downward pricing pressure which could be catastrophic for our wind energy turbine business plan. Our competitors will be able to better access capital. They may also achieve unique technological advances that render our products obsolete or less competitive. We believe our competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development, productivity improvements and customer service and support in order to compete in our markets. Such competitors could develop a more efficient product or undertake more aggressive and costly marketing campaigns than us which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations or financial condition. In addition, as we introduce new products, we will compete directly with a greater number of companies. There is no assurance that we will compete successfully against current or future competitors nor can there be any assurance that competitive pressures faced by us will not result in increased marketing costs, loss of market share or otherwise will not materially adversely affect our business, results of operations and financial condition.

OUR INTEGRATION OF THE EU ENERGY/DEWIND ACQUISITION IS CONTINUING AND MAY CONTINUE TO CONSUME SIGNIFICANT RESOURCES AND MANAGEMENT TIME

Management spent a significant amount of time and effort on the integration of the EU Energy/DeWind acquisition and additional work to complete the integration is expected to continue into 2008. If we cannot integrate the products effectively or if management spends too much time on integration issues, it could harm our business, financial condition and results of operations. The difficulties, costs and delays involved in integrating the companies, which could be substantial, include the following:

-	distraction of management and other key personnel from the business of the combined company;
-	integrating technology, product lines, services and development plans;
-	inability to demonstrate to customers and suppliers that the business combination will not result in adverse changes in product standards or business focus;
-	inability to retain and integrate key personnel;
-	disruptions in the combined sales forces that may result in a loss of current customers or the inability to close sales with potential customers;
-	expending time, money and attention on integration that would otherwise be spent on developing either company's own products and services;
-	additional financial resources that may be needed to fund the combined operations; and
-	impairment of relationships with employees and customers as a result of changes in management.

THE COMPANY HAS HAD A HISTORY OF MATERIAL WEAKNESSES IN THE ACCOUNTING, FINANCIAL, AND BUSINESS CONTROL STRUCTURE AND THE ACQUISITION OF EU ENERGY/DEWIND HAS RESULTED IN ADDITIONAL SARBANES-OXLEY ISSUES AND MATERIAL WEAKNESSES IN THE CONTROL STRUCTURE.

The Company has determined that the internal control structure of the consolidated entity has material weaknesses which will require the investment of additional resources to mitigate and resolve. Prior to the acquisition on July 3, 2006, DeWind was a UK company that was not previously subject to the requirements of the Sarbanes-Oxley Act of 2002. The operations of DeWind are material to the results of the post-acquisition combined entity and management’s initial assessment of the DeWind control structure has identified several additional key material control weaknesses that may require the investment of additional resources. The Company may be required to hire additional employees, consult with expert advisors, invest in Informational Technology, and provide for additional Board oversight including additional independent directors, and audit committee, and an internal audit function. These remediation efforts may consume additional financial resources resulting in additional expense to the company.

OUR TITLE 11 PROCEEDINGS MAY RESULT IN A NEGATIVE PUBLIC PERCEPTION OF US THAT MAY ADVERSELY AFFECT OUR RELATIONSHIPS WITH CUSTOMERS, AS WELL AS OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Although our plan of reorganization was confirmed by the Bankruptcy Court and we have exited bankruptcy, our Title 11 filing may hinder our ongoing business activities and our ability to operate, fund and execute our business plan by:

(i) impairing relations with existing and potential customers;

(ii) negatively impacting our ability to attract, retain and compensate key executives and associates and to retain employees generally;

(iii) limiting our ability to obtain additional funding; and

(iv) impairing present and future relationships with strategic partners.

Risks Related To Our Securities

THERE IS CURRENTLY A LIMITED TRADING MARKET FOR OUR COMMON STOCK, SO YOU MAY BE UNABLE TO LIQUIDATE YOUR SHARES IF YOU NEED MONEY.

Our common stock is traded in the Over-the-Counter market through the OTC Bulletin Board. There is currently an active trading market for the common stock; however there can be no assurance that an active trading market will be maintained. Trading of securities on the OTC Bulletin Board is generally limited and is effected on a less regular basis than that effected on other exchanges or quotation systems, such as the NASDAQ Stock Market, and accordingly investors who own or purchase common stock will find that the liquidity or transferability of the common stock is limited. Additionally, a shareholder may find it more difficult to dispose of, or obtain accurate quotations as to the market value, of common stock. There can be no assurance that the common stock will ever be included for trading on any stock exchange or through any other quotation system, including, without limitation, the NASDAQ Stock Market.

THE APPLICATION OF THE PENNY STOCK RULES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the penny stock rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors, generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability of broker-dealers to sell the common stock and may affect a shareholder's ability to resell the common stock. Shareholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, dated April 17, 1991, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

THE PRICE OF OUR COMMON STOCK IS VOLATILE. VOLATILITY MAY INCREASE IN THE FUTURE, WHICH COULD AFFECT OUR ABILITY TO RAISE CAPITAL IN THE FUTURE OR MAKE IT DIFFICULT FOR INVESTORS TO SELL THEIR SHARES.

The market price of our common stock may be subject to significant fluctuations in response to our operating results, announcements of new products or market expansions by us or our competitors, changes in general conditions in the economy, the financial markets, the electrical power transmission and distribution industry, or other developments and activities affecting us, our customers, or our competitors, some of which may be unrelated to our performance. The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of our common stock. During the last 12 months, the closing bid prices for our common stock have fluctuated from a high of $2.22 to a low of $0.70. Fluctuations in the trading price or liquidity of our common stock may adversely affect our ability to raise capital through future equity financings

WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE. THE LACK OF DIVIDENDS MAY REDUCE YOUR RETURN ON AN INVESTMENT IN OUR COMMON STOCK.

To the extent we have earnings; we plan to use them to fund our operations. We have not paid dividends on the common stock and do not anticipate paying such dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business in order to respond to the litigation.

THE EXERCISE PRICE OR CONVERSION PRICE OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE NOTES MAY BE LESS THAN THE CURRENT MARKET PRICE FOR OUR COMMON SHARES. IN THE EVENT OF THE EXERCISE OF THESE SECURITIES, A SHAREHOLDER COULD SUFFER SUBSTANTIAL DILUTION OF HIS, HER OR ITS INVESTMENT IN TERMS OF THE PERCENTAGE OWNERSHIP IN US AS WELL AS THE VALUE OF THE COMMON SHARES HELD.

As of June 3, 2008, 82,848,748 common shares are issuable upon exercise of all outstanding options, warrants and conversion of convertible notes for less than the market price of $1.11 per share. Cash proceeds resulting from the full exercise and conversion of these securities would be approximately $65,170,838. The exercise or conversion of these securities could result in the substantial dilution of the company in terms of a particular percentage ownership in the company as well as the book value of the common shares. The sale of a large amount of common shares received upon exercise of these options or warrants on the public market to finance the exercise price or to pay associated income taxes, or the perception that such sales could occur, could substantially depress the prevailing market prices for our shares. Full conversion of such shares would increase the outstanding common shares by 34.5% to approximately 322,935,000 shares.

The exercise price or conversion price of outstanding options, warrants and convertible notes may be less than the current market price for our common shares. In the event of the exercise of these securities, a shareholder could suffer substantial dilution of his, her or its investment in terms of the percentage ownership in us as well as the book value of the common shares held. At the June 3, 2008 market price of $1.11 per share, 82,848,748 shares would be exercisable or convertible for less than the market prices. Full exercise and conversion of these below market shares would result in us receiving cash proceeds of $65,170,838 and would increase the outstanding common shares by 34.5% to approximately 322,935,000 shares.

OUR FUTURE REVENUE IS UNPREDICTABLE AND COULD CAUSE OUR OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER.

Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. Our CTC Cable business has a significant portion of its revenue sourced from one customer in China and revenue recognition is determined by shipment of products to this customer subject to their delivery schedules. Our DeWind business has historically had a significant portion of its revenue sourced from a small number of customers and is subject to delivery schedules determined by these customers. Since our revenues may fluctuate and are difficult to predict, and our expenses are largely independent of revenues in any particular period, it is difficult for us to accurately forecast revenues and profitability.

OUR BUSINESS IS SUBJECT TO A VARIETY OF ADDITIONAL RISKS, WHICH COULD MATERIALLY ADVERSELY AFFECT QUARTERLY AND ANNUAL OPERATING RESULTS, INCLUDING:

(i) market acceptance of our composite technologies by utility companies and our technologically improved wind turbine by wind farm operators;

(ii) significant delays in sales that could adversely impact our cash flow relating to turbine purchase delays or additional potential lengthy lead times for the implementation of new lines or the reconductoring of existing lines;

(iii) the loss of a strategic relationship or termination of a relationship with a conductor partner;

(iv) announcements or introductions of new technologies or products by us or our competitors;

(v) delays or problems in the introduction or performance of enhancements or of future generations of our technology;

(vi) failures or problems in our utility conductor product, particularly during the early stages of the introduction of the product;

(vii) delays in the adoption of new industry standards or changes in market perception of the value of new or existing standards;

(viii) competitive pressures resulting in lower revenues;

(ix) personnel changes, particularly those involving engineering and technical personnel;

(x) costs associated with protecting our intellectual property;

(xi) potential failures by customers to make payments under their contracts;

(xii) market-related issues, including lower ACCC conductor demand brought on by excess conductor inventory and lower average selling prices for ACCC conductor as a result of market surpluses and lower market demand for wind turbines;

(xiii) increased costs or shortages of key raw materials including aluminum, carbon fiber and glass fiber and turbine components;

(xiv) regulatory developments; and

(xv) general economic trends and other factors.

COMPOSITE TECHNOLOGY CORPORATION

Composite Technology Corporation (“CTC” or the “Company”) provides innovative energy efficient products and renewable energy products to the electrical utility industry. We offer two primary products: electrical transmission cable conductors and wind turbines. Our conductors use advanced composite materials that result in energy efficient conductors for electrical transmission systems. Our advanced wind turbines offer a more reliable, clean, renewable energy alternative to greenhouse gas emitting energy sources, such as fossil fuel and coal. Our most advanced turbines also enable simpler grid synchronization resulting in wind farms that are more reliable, efficient and easier to operate. The Company’s products benefit from proprietary and patented technologies that result in products that we believe have substantial economic benefits over similar, more traditional products. Our primary products consist of our ACCC (Aluminum Conductor Composite Core) conductor sold under our CTC Cable segment (“Cable”) and our DeWind wind powered electricity generating turbines sold under our DeWind segment (“Wind”).

Recent media attention and increased governmental regulations have highlighted the global need for increasing the supply of clean, renewable, energy sources and to improve the efficiency of the energy delivery systems and power networks. The demand for energy from developing nations coupled with the increased usage of energy per capita in developed countries have resulted in fully loaded transmission grids that have higher losses and lower reliability. Combined with higher energy costs due to higher fossil fuel prices, and greater environmental costs, and the demand to reduce greenhouse gas emissions, there is unprecedented demand for more renewable energy with better economics, with a more efficient transmission to deliver the power. Historically low electrical transmission grid investment has created grid constraints which result in well-publicized electricity shortages such as “brownouts” or “rolling blackouts.” Such shortages can cause significant and measurable impacts to an affected region’s economy. The combination of increased energy costs have led to increased investments in renewable energy and efficiency efforts by corporations driven in part by global, national, and local governmental pressure through treaties, tax incentives, and renewable energy portfolio standards.

We conduct our operations through two segments we refer to and account for separately as DeWind and CTC Cable:

The DeWind segment sells machines that convert wind energy into electricity known as “wind turbines”, and operates under the trade name DeWind. The DeWind segment represents the operations of the EU Energy, Ltd., acquisition completed in July, 2006. DeWind sells wind turbines in the US, Europe, and South America directly to utilities and wind farm developers as a turnkey wind turbine unit, currently in 1.25 megawatt and 2.0 megawatt models. DeWind has sold wind turbines commercially since 1996 and has over 570 wind turbines installed worldwide, principally in Germany and Austria. We are positioning our new models of DeWind turbine as a better and more reliable wind turbine using an innovative and improved drive train/generator combination as compared to competitive wind turbines.

The CTC Cable segment sells ACCC conductor (Aluminum Conductor Composite Core), an advanced composite core overhead electrical transmission conductor, as well as manufactures and sells ACCC core, the composite core component of the ACCC conductor, along with hardware connector accessories. We sell ACCC conductor and core directly and through distribution agreements both internationally and in North America. We also sell ACCC conductor hardware and engineering design services. We have had ACCC conductor available for commercial sale since June, 2005. We are positioning our ACCC conductor as the most energy efficient, highest performance and overall cost efficient alternative to the traditional ACSR (Aluminum Conductor Steel Reinforced), newer variant ACSS (Aluminum Conductor Strength Steel), new technology ACCR (Aluminum Conductor Composite Reinforced), and AAC (All Aluminum Conductor).

We believe that the combination of DeWind and CTC Cable will provide substantial synergies and benefits to each business unit. One of the key issues to building wind farms in the U.S. and elsewhere is the capacity of the electrical transmission grid and the connection to the grid. We believe that sales of our wind turbines to wind farm developers will result in additional ACCC conductor sales through demand for more efficient transmission to the grid and necessary increased grid capacity investment. For our wind turbines, we are in the process of incorporating our composite materials design know-how into new blade designs and making improvements to the drive train to improve their performance, which we believe will result in a lower cost of energy for wind farm developers and operators.

We were incorporated in Florida on February 26, 1980 and reincorporated in Nevada on June 27, 2001. We maintain our principal offices at 2026 McGaw Avenue, Irvine, California 92614. Our telephone number at that address is (949) 428-8500. Our Web site address is www.compositetechcorp.com. The information contained on our Web site is not a part of this prospectus. Further, our reference to this website is intended to be inactive textual reference only.

WE HAVE MADE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS

The statements contained in this prospectus that are not historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, including such factors described under “Risk Factors.”

Forward-looking statements also include the assumptions underlying or relating to any of the foregoing or other such statements. When used in this report, the words “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar expressions are generally intended to identify forward-looking statements.

You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. These forward-looking statements are based on current expectations, and we assume no obligation to update this information unless in the course of offering the securities under this prospectus we provide you with a prospectus supplement.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the securities sold by us will be added to our general corporate funds and may be used for general corporate purposes. Until the net proceeds have been used, they will be invested in short-term marketable instruments in accordance with our investment policy. If we elect at the time of the issuance of the securities to make different or more specific use of proceeds other than as described in this prospectus, the change in use of proceeds will be described in the applicable prospectus supplement.

We will not receive any proceeds from the sale of any shares of common stock sold by any selling stockholder.

DESCRIPTION OF COMMON STOCK

This section describes the general terms and provisions of the shares of our common stock. Any prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that common stock.

We have summarized terms and provisions of our common stock in this section. This summary is not complete. You should read our Restated Certificate of Incorporation and our Bylaws for additional information before you buy any of our common stock.

General Description of Our Common Stock

Shares Outstanding.    We are authorized to issue up to 600,000,000 shares of common stock. As of May 31, 2008, 240,086,110 shares were issued and outstanding.

Voting.    Holders of shares of our common stock are entitled to one vote per share on all matters to be voted on by stockholders.

Dividends.    Holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

Liquidation.    Upon our liquidation or dissolution, holders of our common stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of our preferred stock.

Preemptive Rights; Sinking Fund.    Holders of our common stock have no preemptive rights, subscription rights or conversion rights. There are no redemption or sinking fund provisions with respect to our common stock.

Listing.    Our outstanding shares of common stock are listed on the Over-the-Counter Bulletin Board under the symbol “CPTC.” Securities Transfer Corporation serves as the transfer agent and registrar for our common stock.

DESCRIPTION OF COMMON STOCK WARRANTS

This section describes the general terms and provisions of the warrants for the purchase of common stock (the “Common Stock Warrants”) that we may issue. The particular terms of the Common Stock Warrants offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the Common Stock Warrants so offered will be described in the applicable prospectus supplement relating to the Common Stock Warrants.

Common Stock Warrants may be issued alone or together with common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of Common Stock Warrants may be issued under a separate warrant agreement (a “Common Stock Warrant Agreement”) between us and a bank, trust company, or other entity, as warrant agent (the “Common Stock Warrant Agent”), which will be described in the applicable prospectus supplement. If appointed, the Common Stock Warrant Agent will act solely as our agent in connection with the Common Stock Warrants and will not act as an agent or trustee for any holders of Common Stock Warrants.

We have summarized general terms and provisions of the Common Stock Warrant Agreements and Common Stock Warrants in this section. The summary is not complete. We have also filed the forms of Common Stock Warrant Agreements and the certificates representing the Common Stock Warrants (“Common Stock Warrant Certificates”) as exhibits to the registration statement. You should read the applicable forms of Common Stock Warrant Agreement and Common Stock Warrant Certificate for additional information before you buy any Common Stock Warrants.

Provisions of the Common Stock Warrants

If Common Stock Warrants for the purchase of common stock are offered, the applicable prospectus supplement will describe the terms of these Common Stock Warrants, including the following where applicable:

•	the offering price;

•	the total number of shares that can be purchased if a holder of these Common Stock Warrants exercises them;

•	the number of Common Stock Warrants being offered with each share of common stock;

•	the date on and after which the holder of these Common Stock Warrants can transfer them separately from the related common stock;

•	the number of shares of common stock that can be purchased if a holder exercises these Common Stock Warrant and the price at which the common stock may be purchased upon each exercise;

•	the date on which the right to exercise these Common Stock Warrants begins and the date on which the right expires;

•	United States federal income tax consequences;

•	any other terms of these Common Stock Warrants; and

•	Common Stock Warrants for the purchase of Common Stock will be in registered form only.

A holder of Common Stock Warrant Certificates may (1) exchange them for new certificates of different denominations, (2) present them for registration of transfer and (3) exercise them at the corporate trust office of the Common Stock Warrant Agent or any other office indicated in the applicable prospectus supplement. Until any Common Stock Warrants to purchase common stock are exercised, holders of Common Stock Warrants will not have any of the rights of holders of the underlying common stock, including any right to receive dividends or to exercise any voting rights.

Exercise of Common Stock Warrants

Each holder of a Common Stock Warrant is entitled to purchase the number of shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised Common Stock Warrants will become void.

A holder of Common Stock Warrants may exercise them by following the general procedure outlined below:

•	delivering to the Common Stock Warrant Agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the Common Stock Warrant Certificate representing the Common Stock Warrants; and

•
delivering the Common Stock Warrant Certificate representing the Common Stock Warrants to the Common Stock Warrant Agent within five business days of the Common Stock Warrant Agent receiving payment of the exercise price.

If you comply with the procedures described above, your Common Stock Warrants will be considered to have been exercised when the Common Stock Warrant Agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the common stock that you purchased upon exercise. If you exercise fewer than all of the Common Stock Warrants represented by a Common Stock Warrant Certificate, a new Common Stock Warrant Certificate will be issued to you for the unexercised amount of Common Stock Warrants. Holders of Common Stock Warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the Common Stock Warrants.

Amendments and Supplements to Common Stock Warrant Agreements

We may amend or supplement a Common Stock Warrant Agreement without the consent of the holders of the applicable Common Stock Warrants if the changes are not inconsistent with the provisions of the Common Stock Warrants and do not materially adversely affect the interests of the holders of the Common Stock Warrants. We, along with the Common Stock Warrant Agent, may also modify or amend a Common Stock Warrant Agreement and the terms of the Common Stock Warrants if a majority of the then outstanding unexercised Common Stock Warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any modification or amendment, or otherwise materially adversely affects the rights of the holders of the Common Stock Warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a Common Stock Warrant will be adjusted in the manner set forth in the applicable prospectus supplement if specified events occur, including:

•	if we issue capital stock as a dividend or distribution on the common stock;

•	if we subdivide, reclassify or combine the common stock;

•
if we issue rights or warrants to all holders of common stock entitling them for a period expiring 45 days after the date fixed for determining the stockholders entitled to receive the rights or warrants to purchase common stock at less than the current market price as will be defined in the Warrant Agreement for the applicable series of Common Stock Warrants; or

•
if we distribute to all holders of common stock evidences of our indebtedness or our assets, excluding specified cash dividends and distributions described below, or rights or warrants, excluding rights or warrants referred to above.

The exercise price and number of shares of common stock covered by a Common Stock Warrant may not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock, at a price lower than the exercise price.

Holders of Common Stock Warrants may have additional rights under the following circumstances:

•	a reclassification or change of the common stock;

•	a consolidation or merger involving us; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for our common stock, the holders of the Common Stock Warrants then outstanding will be entitled to receive upon exercise of their Common Stock Warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their Common Stock Warrants immediately before the transaction.

DESCRIPTION OF UNITS

This section describes the general terms and provisions of the units and the unit agreements. This information may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in a prospectus supplement. If so described in a particular prospectus supplement, the specific terms of any series of units may supplement the general description of terms presented below.

We may issue units comprised of one or more common stock, and common stock warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

Provisions of the Units and Unit Agreements

A prospectus supplement relating to any series of units being offered will include specific terms relating to the offering, including the following, if applicable:

•	the price at which the units will be issued;

•	the currencies in which the units are being offered;

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock” and “Description of Common Stock Warrants” will apply to each unit and to any common stock, common stock warrant or stock purchase contract included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the prospectus supplement.

Unit Agreements

We may issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the prospectus supplement.

The following provisions will generally apply to all unit agreements unless otherwise stated in the prospectus supplement.

Enforcement of Rights

The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the common stock warrant agreement or other instrument under which that security is issued. Those terms are described elsewhere in this prospectus under the sections labeled “Description of Common Stock” and “Description of Common Stock Warrants.”

Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities that are included in those units. Any of these types of limitations will be described in the prospectus supplement.

Modification Without Consent of Holders

We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

•	to cure any ambiguity;

•	to correct or supplement any defective or inconsistent provision; or

•	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent of Holders

We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

•
impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

•
reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•	if the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

•
if the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document. In each case, the required approval must be given by written consent.

 Unit Agreements Will Not Be Qualified Under the Trust Indenture Act of 1939

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act of 1939. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act of 1939 with respect to their units.

CTC, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

SELLING STOCKHOLDERS

The following table sets forth information about the selling stockholders’ beneficial ownership of our common stock as of May 31, 2008 (such information has been provided by the selling stockholders) and after the sale of the common stock offered by each selling stockholder, assuming all such shares are sold. None of the selling stockholders has committed to sell any shares under this prospectus. The numbers presented under “Shares Beneficially Owned After the Offering” assumes that all of the shares offered by the selling stockholders are sold and that the selling stockholders acquire no additional shares of our common stock before the completion of this offering. The selling stockholders may offer all, some or none of the shares of our common stock beneficially owned by them. We will pay all expenses incurred with respect to the registration and sale of their respective common stock. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

SELLING SECURITY HOLDER	BENEFICIALLY OWNED SHARES BEFORE OFFERING	SHARES TO BE SOLD IN THE OFFERING		PERCENTAGE OF OUTSTANDING BENEFICIALLY OWNED AFTER OFFERING

Bushido Capital Master Fund, LP	49,260	(1)	2,390	*
Gamma Opportunity Capital Partners LP Class A	73,766	(2)	3,577	*
Gamma Opportunity Capital Partners Class C	73,766	(3)	3,577	*
Midsummer Investment Ltd.	3,049,904	(4)	28,613	1.26%
SRG Capital, LLC	590,114	(5)	28,613	*
Hudson Bay Fund, LP	1,521,430	(6)	161,039	*
Enable Growth Partners, LP	976,476	(7)	89,817	*
Enable Opportunity Partners, LP	180,727	(8)	15,744	*
Pierce Diversified Strategy Master Fund LLC,	152,143	(9)	16,104	*
Capital Ventures International	1,227,430	(10)	186,736	*
Lane Capital Markets LLC	352,858	(11)	21,472	*
Ryan M. Lane	802,365	(12)	14,307	*
BCMF Trustees LLC	80,084	(13)	3,884	*
ACM SPV, LLC	16,083	(14)	780	*
CFRR Holdings LLC	1,220	(15)	60	*
Ralph Rabman	888	(16)	44	*
ACF CTC, L.L.C	2,250,000	(17)	2,250,000	*
Media Relations Strategy, Inc.	800,000	(18)	200,000	*
Brecken Capital, LLC	1,543,902	(19)	49,535	*
Grandview, LLC	5,000,000	(20)	247,672	1.98%

EGI-Fund Investors, L.L.C.	9,130,188	(21)	99,069	3.76%
Gruber &McBaine International	340,394	(22)	1,327	*
J. Patterson McBaine	103,306	(23)	2,477	*
Jon D & Linda W Gruber Trust	368,645	(24)	7,430	*
Lagunitas Partners, LP	1,703,337	(25)	31,479	*
Peter J. Abeles &Jonnet Abeles JTWOS	37,020	(26)	1,239	*
Bard Micro-Cap Value Fund, LLC	74,039	(27)	2,477	*
Bell Partnership Retirement Plan UAD 12/30/06	37,020	(28)	1,239	*
Ralph A. L. Bogan, Jr. Trust UAD 12/04/95	37,020	(29)	1,239	*
Bourquin Family Trust UAD 05/07/98	74,039	(30)	2,477	*
Anne R. Brown Trust UAD 03/30/90	37,020	(31)	1,239	*
Carol Clark Coolidge Trust UAD 03/13/97	74,039	(32)	2,477	*
Christine E. Coolidge Trust UAD 02/09/02	37,020	(33)	1,239	*
Suzanne R. Davis	37,020	(34)	1,239	*
Katharine B. Dickson & Mark A. Dickson JTWOS	111,058	(35)	3,715	*
William G. Escamilla Trust UAD 07/29/03	37,020	(36)	1,239	*
J. Scott Etzler	37,020	(37)	1,239	*
Gary R. Fairhead	74,039	(38)	2,477	*
Leonard M. Herman Trust UAD 06/10/93	111,058	(39)	3,715	*
Sidney N. Herman	74,039	(40)	2,477	*
Joshua Herrendorf	37,020	(41)	1,239	*
Timothy B. Johnson Trust UAD 04/04/94	74,039	(42)	2,477	*
T. Michael Johnson & Patricia R. Johnson JTWOS	37,020	(43)	1,239	*
William K. Kellogg 1953 Trust, UAD 01/14/53	74,039	(44)	2,477	*
Anne H. Ross Lyon	37,020	(45)	1,239	*
Susan W. McMillan Trust UAD 10/10/71	37,020	(46)	1,239	*
John Bard Manulis	74,039	(47)	2,477	*

Matthew Moog	37,020	(48)	1,239	*
MSP 1932 Trust UAD 12/06/95	37,020	(49)	1,239	*
Seth L. Pierrepont	37,020	(50)	1,239	*
Marvin J. Pollack Trust UAD 05/22/90	37,020	(51)	1,239	*
Allan R. Schuman	74,039	(52)	2,477	*
M. Edward Sellers & Suzan D. Boyd JTWOS	37,020	(53)	1,239	*
Dale F. Snavely	74,039	(54)	2,477	*
Robert S. Steinbaum	37,020	(55)	1,239	*
Rosemary Steinbaum	37,020	(56)	1,239	*
Janet J. Underwood Trust UAD 06/25/02	74,039	(57)	2,477	*
Total	32,128,211		3,523,964	13.38%

*Less than 1%.

(1)
Includes up to 24,580 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.17 per share of common stock and expiring on October 14, 2008 of which 1,241 shares will be registered in this offering, and up to 24,680 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.27 per share of common stock and expiring on October 14, 2008 of which 1,149 shares will be registered in this offering. The natural person with voting and investment powers for this stockholder is Ronald S. Dagar.

(2)
Includes up to 36,808 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.17 per share of common stock and expiring on October 14, 2008 of which 1,857 shares will be registered in this offering, and up to 36,958 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.27 per share of common stock and expiring on October 14, 2008 of which 1,720 shares will be registered in this offering. The natural person with voting and investment powers for this stockholder is Jonathan P. Knight.

(3)
Includes up to 36,808 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.17 per share of common stock and expiring on October 14, 2008 of which 1,857 shares will be registered in this offering, and up to 36,958 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.27 per share of common stock and expiring on October 14, 2008 of which 1,720 shares will be registered in this offering. The natural person with voting and investment powers for this stockholder is Jonathan P. Knight.

(4)
Includes up to 1,724,762 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.29 per share of common stock and expiring on August 17, 2008, up to 541,796 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.29 per share of common stock and expiring on November 19, 2008, up to 294,458 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.17 per share of common stock and expiring on October 14, 2008 of which 14,855 shares will be registered in this offering, and up to 295,656 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.27 per share of common stock and expiring on October 14, 2008 of which 13,758 shares will be registered in this offering. The natural persons with voting and investment powers for this stockholder are Scott D. Kaufman and Michel Amsalem.

(5)
Includes up to 294,458 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.17 per share of common stock and expiring on October 14, 2008 of which 14,855 shares will be registered in this offering, up to 295,656 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.27 per share of common stock and expiring on October 14, 2008 of which 13,758 shares will be registered in this offering. The natural persons with voting and investment powers for this stockholder are Sander Gerber and Yoav Roth.

(6)
Includes up to 664,287 shares of common stock to be issued upon exercise of a warrant at an exercise price of $0.75 per share of common stock and expiring on March 3, 2009 of which 161,039 shares will be registered in this offering, and up to 857,143 shares of common stock to be issued upon exercise of a warrant at an exercise price of $2.00 per share of common stock and expiring on March 3, 2009. The natural persons with voting and investment powers for this stockholder are Sander Gerber, Yoav Roth, and John Doscas.

(7)
Includes up to 323,287 shares of common stock to be issued upon exercise of a warrant at an exercise price of $0.75 per share of common stock and expiring on March 3, 2009 of which 78,372 shares will be registered in this offering, up to 417,143 shares of common stock to be issued upon exercise of a warrant at an exercise price of $2.00 per share of common stock and expiring on March 3, 2009, up to 117,783 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.17 per share of common stock and expiring on October 14, 2008 of which 5,942 shares will be registered in this offering, and up to 118,263 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.27 per share of common stock and expiring on October 14, 2008 of which 5,503 shares will be registered in this offering. The natural person with voting and investment powers for this stockholder is Mitchell Levine.

(8)
Includes up to 53,143 shares of common stock to be issued upon exercise of a warrant at an exercise price of $0.75 per share of common stock and expiring on March 3, 2009 of which 12,883 shares will be registered in this offering, up to 68,571 shares of common stock to be issued upon exercise of a warrant at an exercise price of $2.00 per share of common stock and expiring on March 3, 2009, up to 29,447 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.17 per share of common stock and expiring on October 14, 2008 of which 1,486 shares will be registered in this offering, and up to 29,566 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.27 per share of common stock and expiring on October 14, 2008 of which 1,375 shares will be registered in this offering. The natural person with voting and investment powers for this stockholder is Mitchell Levine.

(9)
Includes up to 66,429 shares of common stock to be issued upon exercise of a warrant at an exercise price of $0.75 per share of common stock and expiring on March 3, 2009 of which 16,104 shares will be registered in this offering, and up to 85,714 shares of common stock to be issued upon exercise of a warrant at an exercise price of $2.00 per share of common stock and expiring on March 3, 2009. The natural person with voting and investment powers for this stockholder is Mitchell Levine.

(10)
Includes up to 770,287 shares of common stock to be issued upon exercise of a warrant at an exercise price of $0.75 per share of common stock and expiring on March 3, 2009 of which 186,736 shares will be registered in this offering, and up to 457,143 shares of common stock to be issued upon exercise of a warrant at an exercise price of $2.00 per share of common stock and expiring on March 3, 2009. Heights Capital Management, Inc., the authorized agent of this stockholder, has discretionary authority to vote and dispose of the shares held by this stockholder and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by this stockholder. Mr. Kobinger disclaims any beneficial ownership of these shares. Capital Ventures International is an affiliate of a broker-dealer. This stockholder acquired the securities in the ordinary course of business, and at the time of the acquisition of the securities, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities or any underlying warrant shares.

(11)
Includes up to 114,286 shares of common stock to be issued upon exercise of a warrant at an exercise price of $2.00 per share of common stock and expiring on March 3, 2009, up to 88,572 shares of common stock to be issued upon exercise of a warrant at an exercise price of $0.75 per share of common stock and expiring on March 3, 2009 of which 21,472 shares will be registered in this offering, and up to 150,000 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.55 per share of common stock and expiring on March 3, 2009. The natural person with voting and investment powers for this stockholder is John D. Lane. Lane Capital Markets LLC is a broker-dealer. This stockholder acquired the securities in the ordinary course of business, and at the time of the acquisition of the securities, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities or any underlying warrant shares.

(12)
Includes up to 147,229 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.17 per share of common stock and expiring on October 14, 2008 of which 7,428 shares will be registered in this offering, up to 147,828 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.27 per share of common stock and expiring on October 14, 2008 of which 6,879 shares will be registered in this offering, 265,000 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.83 per share of common stock and expiring on August 18, 2008, and up to 17,308 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.00 per share of common stock and expiring on February 27, 2010. Mr. Lane is an affiliate of a broker-dealer. This stockholder acquired the securities in the ordinary course of business, and at the time of the acquisition of the securities, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities or any underlying warrant shares.

(13)
Includes up to 39,960 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.17 per share of common stock and expiring on October 14, 2008 of which 2,016 shares will be registered in this offering, and up to 40,124 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.27 per share of common stock and expiring on October 14, 2008 of which 1,868 shares will be registered in this offering. The natural person with voting and investment powers for this stockholder is Ronald S. Dagar.

(14)
Includes up to 8,025 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.17 per share of common stock and expiring on October 14, 2008 of which 405 shares will be registered in this offering, and up to 8,058 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.27 per share of common stock and expiring on October 14, 2008 of which 375 shares will be registered in this offering. ACM SPV Management, LLC, of which Sherwin Kite is the managing member, is the investment manager of ACM SPV, LLC.

(15)
Includes up to 609 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.17 per share of common stock and expiring on October 14, 2008 of which 31 shares will be registered in this offering, and up to 611 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.27 per share of common stock and expiring on October 14, 2008 of which 29 shares will be registered in this offering. The natural person with voting and investment powers for this stockholder is Christopher Rossman.

(16)
Includes up to 443 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.17 per share of common stock and expiring on October 14, 2008 of which 23 shares will be registered in this offering, and up to 445 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.27 per share of common stock and expiring on October 14, 2008 of which 21 shares will be registered in this offering. The natural person with voting and investment powers for this stockholder is Ralph Rabman.

(17)
Includes up to 1,125,000 shares of common stock to be issued upon exercise of a warrant at an exercise price of $0.96 per share of common stock and expiring in May, 2011 and up to 1,125,000 shares of common stock to be issued upon exercise of a warrant at an exercise price of $0.99 per share of common stock and expiring in May, 2011. Both warrants were issued in conjunction with the May, 2008 secured financing agreement and both will be registered in this offering. The natural persons with voting and investment powers for this stockholder are Joshua Lobel and Eric Edidin

(18)
Includes 200,000 shares of common stock issued as payment for investor relations consulting services from April, 2008 through December 31, 2010 that will be registered in this offering and 600,000 warrants expiring December 31, 2010 to purchase shares of common stock consisting of 200,000 warrants exercisable at $1.25 per warrant, 200,000 warrants exercisable at $1.50 per warrant, and 200,000 warrants exercisable at $1.75 per warrant. The natural person with voting and investment powers for this stockholder is Martin Goldberg.

(19)
Includes up to up to 63,132 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.27 per share of common stock and expiring in June 2010, up to 480,770 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010, up to 49,535 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, up to 9,336 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635) and up to 961,538 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural person with voting and investment powers for this stockholder is Leonard Brecken.

(20)
Includes up to 247,672 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, up to 46,677 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635) and up to 4,807,692 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Israel A. Englander. Grandview LLC is an affiliate of a broker-dealer. This stockholder acquired the securities in the ordinary course of business, and at the time of the acquisition of the securities, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities or any underlying warrant shares.

(21)
Includes up to 1,442,308 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 757,576 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.27 per share of common stock and expiring in June, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 99,069 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 1,941,748 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control persons with voting and investment powers for this stockholder are Donald J. Liebentritt, Bert Cohen, Kellie Zell Harper, Leah Zell Wagner, JoAnn Zell Gillis, Matthew Zell, and Robert M. Levin.

(22)
Includes up to up to 50,506 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.27 per share of common stock and expiring in June 2010, previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 79,087 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,327 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 26,000 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural persons with voting and investment powers for this stockholder are Jon D Gruber and J Patterson McBaine.

(23)
Includes up to up to 6,314 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.27 per share of common stock and expiring in June 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 2,477 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, up to 467 shares of common stock issuable upon conversion of certain senior convertible debentures previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).The natural person with voting and investment powers for this stockholder is J Patterson McBaine.

(24)
Includes up to up to 31,566 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.27 per share of common stock and expiring in June 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 72,116 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 7,430 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, up to 1,401 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 144,231 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural person with voting and investment powers for this stockholder is Jon D Gruber.

(25)
Includes up to up to 164,142 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.27 per share of common stock and expiring in June 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 305,529 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 31,479 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, up to 5,933 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 611,058 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural persons with voting and investment powers for this stockholder are Jon D Gruber and J Patterson McBaine.

(26)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,239 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 232 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control persons with voting and investment powers for this stockholder are Peter J. Abeles and Jonnet Abeles.

(27)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 2,477 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 466 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Timothy B. Johnson.

(28)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,239 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 232 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control persons with voting and investment powers for this stockholder are Jean F. Bell and Max S. Bell.

(29)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,239 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 232 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Ralph A. L. Bogan, Jr.

(30)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 2,477 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 466 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control persons with voting and investment powers for this stockholder are Kent R. Bourquin and Mary B. Bourquin.

(31)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,239 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 232 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Rockney Hudson.

(32)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 2,477 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 466 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Carol Clark Coolidge.

(33)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,239 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 232 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Dexter K. Coolidge.

(34)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,239 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 232 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(35)
Includes up to 36,058 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 3,715 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 699 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 72,116 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control persons with voting and investment powers for this stockholder are Katherine B. Dickson and Mark A. Dickson.

(36)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,239 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 232 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is William G. Escamilla. Mr. Escamilla is a broker-dealer. The William G. Escamilla Trust acquired the securities in the ordinary course of business, and at the time of the acquisition of the securities, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities or any underlying warrant shares.

(37)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,239 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 232 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(38)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 2,477 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 466 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(39)
Includes up to 36,058 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 3,715 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 699 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 72,116 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Leonard M. Herman.

(40)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 2,477 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 466 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(41)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,239 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 232 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(42)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 2,477 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 466 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Timothy B. Johnson.

(43)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,239 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 232 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control persons with voting and investment powers for this stockholder are T. Michael Johnson and Patricia Johnson.

(44)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 2,477 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 466 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Deborah W. Patterson.

(45)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,239 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 232 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(46)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,239 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 232 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Susan W. McMillan.

(47)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 2,477 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 466 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(48)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,239 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 232 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(49)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,239 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 232 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Seth L. Pierrepont.

(50)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,239 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 232 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(51)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,239 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 232 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Marvin J. Pollack.

(52)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 2,477 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 466 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(53)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,239 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 232 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control persons with voting and investment powers for this stockholder are M. Edward Sellers and Suzan D. Boyd.

(54)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 2,477 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 466 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(55)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,239 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 232 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(56)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 1,239 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 232 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(57)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 27, 2010 previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), up to 2,477 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering,up to 466 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on August 7, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-144635), and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Henry J. Underwood.

All expenses in effecting these registrations will be borne by us with the exception of underwriting discounts and selling commissions, which will be borne by such stockholders.

PLAN OF DISTRIBUTION

We may sell the securities under this prospectus through agents, through underwriters or dealers or directly to one or more purchasers.

Underwriters, dealers and agents that participate in the distribution of the securities under this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of these securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including their underwriting discount, will be described in the applicable prospectus supplement. The prospectus supplement also will describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which these securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. These securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase these securities will be subject to specified conditions precedent and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of these securities may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by particular institutions to purchase these securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

The institutional purchaser’s obligations under the contract are only subject to the condition that the purchase of these securities under this prospectus at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

We may have agreements with the underwriters, dealers and agents to indemnify them against specific civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those specific civil liabilities.

Except for shares of common stock, when we issue the securities under this prospectus, they may be new securities without an established trading market. If we sell securities to an underwriter for public offering and sale, the underwriter may make a market for the relevant securities, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security under this prospectus. Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

Richardson & Patel LLP, Los Angeles, California, will issue an opinion about the legality of the securities offered by this prospectus. Richardson & Patel LLP owns warrants to purchase 191,466 shares of our common stock at $2.00 per share.

Any underwriter will be represented by its own legal counsel.

EXPERTS

The consolidated financial statements of Composite Technology Corporation, and the related financial statement schedule, incorporated by reference from the Company's Annual Report on Form 10-K/A for the year ended September 30, 2007, and the effectiveness of the Company's internal control over financial reporting, have been audited by Singer Lewak Greenbaum and Goldstein LLP, an independent registered public accounting firm, as stated in their report (which report (1) expresses an unqualified opinion on the consolidated financial statements and financial statement schedules and includes an explanatory paragraph referring to the ability to continue as a going concern and (2) expresses a qualified opinion on the effectiveness of internal control over financial reporting) which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which requires us to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the Securities and Exchange Commission or over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us, our consolidated subsidiaries, and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are summaries and do not contain all of the information that may be important to you. You should review the complete document to evaluate these statements.

Our common shares are listed on the Over-the-Counter Bulletin Board under the symbol “CPTC.” Our reports, proxy statements and other information may also be read and copied at the offices of the Nasdaq Stock Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that we have registered under the registration statement of which this prospectus forms a part:

•	Annual Report on Form 10-K/A for the year ended September 30, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended December 31, 2007 and March 31, 2008

•	Current Reports on Form 8-K filed on May 20, 2008; and

•	Definitive Proxy Statement on Form 14A filed on February 19, 2008.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to the relevant documents. Direct any request for copies to Domonic J. Carney, Chief Financial Officer, at the corporate headquarters of Composite Technology Corporation, located at 2026 McGaw Avenue, Irvine, California 92614, (telephone number (949) 428-8500).

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any other information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered:

Registration Fee	$$3,071
Legal Fees and Expenses*	70,000
Accounting Fees and Expenses*	30,000
Printing and Engraving Fees*	30,000
Listing Fees*	—
Miscellaneous*	20,000

Total	$153,071

*   Estimated pursuant to instruction to Item 511 of Regulation S-K.

Item 15.    Indemnification of Directors and Officers

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada General Corporation Law. As permitted by Section 78.037 of the Nevada General Corporation Law, our Bylaws and Articles of Incorporation also include provisions that eliminates the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of CTC. To the fullest extent allowed by Section 78.751 of the Nevada General Corporation Law, we will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer's or director's own gross negligence or willful misconduct.

The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right of CTC to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our charter or Bylaws.

See also the undertakings set out in response to Item 17 herein.

Item 16.    Exhibits

Exhibit No.		Exhibit

1.1	*	Form of Underwriting Agreement for Common Stock.

3.1	(1)	Articles of Incorporation of Registrant.

3.2	(2)	Bylaws of Registrant.

4.1	(3)	Share Exchange Agreement, dated as of June 2, 2006, by and among the Registrant and former shareholders of EU Energy plc.

4.4	*	Form of Common Stock Warrant Agreement, including form of Common Stock Warrant Certificate.

4.6	*	Form of Unit Agreement.

5.1	**	Opinion of Richardson & Patel LLP together with consent.

10.1	**	Contract Manufacturing Agreement between TECO-Westinghouse Motor Company, Inc. and DeWind Inc., dated May 30, 2008.

23.1		Consent of Richardson & Patel LLP (contained in the opinion of counsel filed as Exhibit 5.1 to this Registration Statement).

23.2	**	Consent of Singer Lewak Greenbaum and Goldstein LLP, independent public accountants.

23.3	**	Consent of Chancery, LLP independent public accountants.

24.1		Powers of Attorney (see page II-5 of the Registration Statement).

*	To be filed by amendment or in connection with a report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, if applicable, and incorporated herein by reference.

**	Filed herewith

(1)	Incorporated by reference to Registrant’s Form 10-KSB filed as Form 10-NT with the Securities and Exchange Commission on February 14, 2002.

(2)	Incorporated by reference to Registrant’s Form 8-K, filed with the Securities and Exchange Commission on January 18, 2005.

(3)	Incorporated by reference to Registrant’s Form 8-K, filed with the Securities and Exchange Commission on June 8, 2006.

Item 17.    Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(e) The undersigned Registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulatins prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine and the State of California, on this 6th day of June 2008.

COMPOSITE TECHNOLOGY CORPORATION

By:	/s/ BENTON WILCOXON
Benton Wilcoxon Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mr. Benton H. Wilcoxon as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ BENTON WILCOXON Benton Wilcoxon	Chief Executive Officer and Chairman of the Board and Acting Chief Financial Officer of Directors (Principal Executive Officer)	June 6, 2008
/s/ DOMONIC J. CARNEY Domonic J. Carney	Chief Financial Officer (Principal Accounting Officer)	June 6, 2008

/s/ MICHAEL MCINTOSH Michael McIntosh	Director	June 6, 2008

/s/ DEAN McCORMICK III Dean McCormick III	Director	June 6, 2008

/s/ JOHN MITOLA John Mitola	Director	June 6, 2008